Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report, dated November 26, 2008, with respect to the financial statements and financial highlights of each of the Funds constituting the SPA ETF Trust (comprising, SPA MarketGrader 40 Fund, SPA MarketGrader 100 Fund, SPA MarketGrader 200 Fund, SPA MarketGrader Small Cap 100 Fund, SPA MarketGrader Mid Cap 100 Fund, SPA MarketGrader Large Cap 100 Fund) included in the Annual Report to the shareowners in Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, No. 811-22103).

/s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey
January 27, 2009